Exhibit 99.1

NEWS RELEASE 19-005	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
FOURTH QUARTER 2018 RESULTS

February 13, 2019 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the fourth quarter ended December 31, 2018. Following is an executive summary for this period and the Company’s future outlook:

•	4Q2018 revenues were $53.9 million, a decrease of $4.6 million, or 8% from 3Q2018 revenues of $58.5 million

•	4Q2018 diluted EPS was $(0.64), an improvement of $0.19 from 3Q2018 diluted EPS of $(0.83)

•	4Q2018 net loss was $(24.2) million, an improvement of $7.0 million from 3Q2018 net loss of $(31.2) million

•	4Q2018 EBITDA was $12.0 million, an increase of $6.8 million, or 131%, from 3Q2018 EBITDA of $5.2 million

•	4Q2018 G&A expense includes a decrease of $7.1 million in stock-based compensation related to a “mark-to-market” adjustment

•	Excluding this item, adjusted 4Q2018 diluted EPS and net loss were $(0.79) and $(29.6) million, respectively

•	Excluding this item, adjusted 4Q2018 EBITDA of $4.9 million was $2.5 million, or 34%, lower than comparably calculated 3Q2018 EBITDA

•	4Q2018 average new gen OSV dayrates were $19,272, a sequential decrease of $174, or 1%

•	4Q2018 effective new gen OSV dayrates were $5,936, a sequential increase of $861, or 17%

•	4Q2018 utilization of the Company’s new gen OSV fleet was 30.8%, up from 26.1% sequentially

•	4Q2018 effective utilization of the Company’s active new gen OSVs was 71.7%, up from 65.4% sequentially

•	The Company currently has 36 OSVs and two MPSVs stacked and expects to have 36 OSVs and two MPSVs stacked at the end of 1Q2019

•	Quarter-end cash was $225 million, up from $108 million sequentially, with $61 million of newbuild growth capex remaining to be funded

•	On December 31, 2018, the Company drew the remaining balance of $136.7 million available under its first-lien term loan agreement

•	In February 2019, the Company exchanged $131.6 million of its 2020 Notes for $111.9 million of second-lien term loans due 2025
The Company recorded a net loss for the fourth quarter of 2018 of $(24.2) million, or $(0.64) per diluted share, compared to net income of $93.8 million, or $2.48 per diluted share, for the fourth quarter of 2017; and a net loss of $(31.2) million, or $(0.83) per diluted share, for the third quarter of 2018. Included in the Company’s fourth quarter 2018 results is a $7.1 million decrease in G&A expense due to a "mark-to-market" adjustment required by GAAP on cash-settled awards to reflect the decrease in the Company’s stock price during the three months ended December 31, 2018. Excluding the net impact of this reconciling item, net loss and diluted EPS for the fourth quarter of 2018 would have been $(29.6) million and $(0.79) per diluted share, respectively. Included in the Company’s fourth quarter 2017 results is a $125.2 million tax benefit related to U.S. tax reform legislation that was enacted in December 2017, partially offset by $14.2 million of tax expense due to valuation allowances related to tax credits that may expire prior to being utilized and a $1.7 million non-cash write-off of goodwill. Excluding the net impact

103 Northpark Boulevard	Covington, LA 70433	USA	+1 (985) 727-2000	www.hornbeckoffshore.com

of these reconciling items, net loss and diluted EPS for the fourth quarter of 2017 would have been $(16.1) million and $(0.44) per diluted share, respectively. Included in the Company’s third quarter 2018 results is a $2.2 million increase in G&A expense due to a "mark-to-market" adjustment on cash-settled awards to reflect the increase in the Company’s stock price during the three months ended September 30, 2018. Excluding the net impact of this item, net loss and diluted EPS for the third quarter of 2018 would have been $(29.4) million, and $(0.78) per share, respectively. Diluted common shares for the fourth quarter of 2018 were 37.6 million compared to 37.9 million and 37.6 million for the fourth quarter of 2017 and the third quarter of 2018, respectively. GAAP requires the use of basic shares outstanding for diluted EPS when reporting a net loss. EBITDA for the fourth quarter of 2018 was $12.0 million compared to $13.9 million for the fourth quarter of 2017 and $5.2 million for the third quarter of 2018. Excluding the “mark-to-market” adjustments to G&A expense discussed above, fourth quarter 2018 and third quarter 2018 EBITDA would have been $4.9 million and $7.4 million, respectively. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.
Revenues. Revenues were $53.9 million for the fourth quarter of 2018, a decrease of $2.3 million, or 4.1%, from $56.2 million for the fourth quarter of 2017; and a decrease of $4.6 million, or 7.9%, from $58.5 million for the third quarter of 2018. The year-over-year and sequential decrease in revenues primarily resulted from a decrease in effective MPSV dayrates due to soft market conditions for such vessels, partially offset by improved market conditions for the Company’s OSVs. As of December 31, 2018, the Company had 37 OSVs and three MPSVs stacked. For the three months ended December 31, 2018, the Company had an average of 39.0 vessels stacked compared to 43.5 vessels stacked in the prior-year quarter and 40.7 vessels stacked in the sequential quarter. Operating loss was $(15.5) million, or (28.8)% of revenues, for the fourth quarter of 2018 compared to an operating loss of $(14.3) million, or (25.4)% of revenues, for the prior-year quarter; and an operating loss of $(22.4) million, or (38.3)% of revenues, for the third quarter of 2018. Excluding the impact of the “mark-to-market” adjustment reflected in G&A expense discussed above, fourth quarter 2018 operating loss would have been $(22.6) million, or (41.9)% of revenues. Average new generation OSV dayrates for the fourth quarter of 2018 were $19,272 compared to $18,964 for the same period in 2017 and $19,446 for the third quarter of 2018. New generation OSV utilization was 30.8% for the fourth quarter of 2018 compared to 24.1% for the year-ago quarter and 26.1% for the sequential quarter. Excluding stacked vessel days, the Company’s new generation OSV effective utilization was 71.7%, 81.0% and 65.4% for the same periods, respectively. Utilization-adjusted, or effective, new generation OSV dayrates for the fourth quarter of 2018 were $5,936 compared to $4,570 for the same period in 2017 and $5,075 for the third quarter of 2018.
Operating Expenses. Operating expenses were $38.6 million for the fourth quarter of 2018, an increase of $7.4 million, or 23.7%, from $31.2 million for the fourth quarter of 2017; and an increase of $0.4 million, or 1.0%, from $38.2 million for the third quarter of 2018. The year-over-year increase in operating expenses was primarily due to a higher number of active vessels in the Company’s fleet during the three months ended December 31, 2018.
General and Administrative (“G&A”). G&A expense was $3.3 million for the fourth quarter of 2018 compared to $11.0 million for the fourth quarter of 2017, and $15.1 million for the third quarter of 2018. The year-over-year and sequential decrease in G&A expense was primarily attributable to downward adjustments to long-term incentive compensation and short-term incentive compensation expense. Long-term incentive compensation was lower due to a $7.1 million "mark-to-market" adjustment required by GAAP on cash-settled awards to reflect the decrease in the Company’s stock price during the three months ended December 31, 2018.
Depreciation and Amortization. Depreciation and amortization expense was $27.6 million for the fourth quarter of 2018, or $0.8 million lower than the year-ago quarter and in-line with the sequential quarter. Depreciation expense increased by $0.1 million and amortization expense decreased by $0.9 million from the year-ago quarter. The decrease in amortization expense is primarily related to the non-cash write-off of goodwill in the prior-year quarter, partially offset by increased amortization of a commercial-related intangible asset associated with the May 2018 acquisition of four high-spec OSVs from Aries Marine Corporation. Amortization expense is expected to increase in fiscal 2019 and in fiscal 2020 as a result of currently active vessels that were placed in service under the Company’s fifth OSV newbuild program commencing their initial intermediate drydock or special surveys. The Company expects amortization expense to increase whenever market conditions warrant reactivation of currently stacked vessels, which will then require the Company to drydock such vessels and, thereafter, to revert back to historical levels.
Interest Expense. Interest expense was $16.7 million during the fourth quarter of 2018, which was $4.5 million higher than the same period in 2017. The increase was primarily due to the Company not capitalizing any construction period interest during the fourth quarter of 2018 compared to capitalizing $2.6 million, or roughly 18%, of its total interest costs for the year-ago quarter.
Twelve Month Results
Revenues for fiscal 2018 increased 11.0% to $212.4 million compared to $191.4 million for fiscal 2017. Operating loss was $(87.4) million, or (41.1)% of revenues, for fiscal 2018 compared to an operating loss of $(88.7) million, or (46.3)% of revenues, for the prior-year. Net loss for fiscal 2018 decreased $146.5 million to a net loss of $(119.1) million, or $(3.18) per diluted share, compared to a net income of $27.4 million, or $0.73 per diluted share, for fiscal 2017. EBITDA for fiscal 2018 decreased 44.2% to $21.3 million compared to $38.2 million for fiscal 2017. Included in the Company’s results for fiscal 2017 was (i) a net $111.0 million tax benefit in the fourth quarter primarily related to the impact of the U.S. tax reform legislation enacted in December 2017, (ii) a $15.5 million gain on early extinguishment of debt, and (iii) a $1.7 million charge for the write-off of goodwill. Excluding the impact of these reconciling items, net loss, diluted EPS and EBITDA for fiscal 2017 would have been $(91.9) million, $(2.49) per share and $22.8 million, respectively. The year-over-year increase in vessel revenues is attributable to improved market conditions for the Company’s vessels and to four OSVs added to the Company’s fleet during the second quarter of 2018. For the twelve months ended December 31, 2018, the Company had an average of 41.4 vessels stacked compared to 43.6 vessels stacked in the prior-year.
Recent Developments
2020 Notes Exchange Offer. On February 7, 2019, the Company closed on a private exchange offer of $131.6 million of its 5.875% senior notes due 2020 that were tendered in exchange for $111.9 million in second-lien term loans due 2025 (the “Transaction”). The second-lien term loans are collateralized by a second-priority security interest in 48 domestic high-spec OSVs and MPSVs (including two pending MPSV newbuilds) and seven foreign high-spec OSVs, and associated personalty, as well as by certain deposit and securities accounts. Subject to the foregoing and certain limitations, the Company’s other assets that do not arise from, are not required for use in connection with, and are not necessary for, the operation of mortgaged vessels are unencumbered by liens, including 10 low-spec domestic OSVs and 11 foreign-flagged vessels. Borrowings under the second-lien term loans accrue interest at a fixed rate of 9.50% per annum. The second-lien term loans may be prepaid (i) at 100% of the principal amount repaid if such repayment occurs on or prior to August 7, 2019; (ii) at 101% of the principal amount repaid if such repayment occurs after August 7, 2019 but on or prior to August 7, 2020 and (iii) at 100% of the principal amount repaid if such repayment occurs after August 7, 2020. In accordance with applicable accounting guidance, this debt-for-debt exchange will be accounted for as a debt modification, requiring the Company to defer the $19.7 million gain, which will be amortized prospectively as a yield adjustment to interest expense over the life of the second-lien term loans. Also, in accordance with such guidance the Company will record a loss on early extinguishment of debt of approximately $2.5 million in the first quarter of 2019 related to third-party fees and expenses related to this exchange. The foregoing is only a summary, is not necessarily complete, and is qualified by the full text of the Second-Lien Term Loan Agreement, the Second-Lien Guaranty and Collateral Agreement and the Second-Lien Intercreditor Agreement, which were filed as exhibits to the Company’s Current Report on Form 8-K dated February 8, 2019. Prior to closing the Transaction, the Company was notified by counsel to an ad hoc committee of certain of its 2020 and 2021 senior noteholders (the “Ad Hoc Committee”) that the Ad Hoc Committee did not believe the Transaction was permissible under the governing debt instruments. Management believes that the Transaction is in the best interests of the Company and, on advice of counsel, concluded that the Transaction was permissible. On January 10, 2019, the Company issued a Current Report on Form 8-K that in part addressed the issue raised by the Ad Hoc Committee. See Q.2 and A.2 of the “Frequently Asked Questions” in that Form 8-K.

Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events during the Company’s guidance period as set forth on pages 12 and 13 of this press release. These statements are forward-looking and actual results may differ materially, particularly given the volatility inherent in, and the currently depressed conditions of, the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any significant further change in commodity prices for oil and natural gas; any additional future repositioning voyages; any additional stacking or reactivation of vessels; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions, modifications or divestitures, business combinations, possible share or note repurchases or financings that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 9 of this news release.
Forward Guidance
The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the current state of commodity prices and the Company’s expectations related to the planned capital spending budgets of its customers.
Vessel Counts. As of December 31, 2018, the Company’s fleet of owned vessels consisted of 66 new generation OSVs and eight MPSVs. The forecasted vessel counts presented in this press release reflect the four-vessel OSV acquisition that was completed in May 2018 and two MPSV newbuilds projected to be delivered during fiscal 2020, as discussed further below. With an average of 36.1 new generation OSVs and 2.1 MPSVs projected to be stacked during fiscal 2019, the Company’s active fleet for 2019 is expected to be comprised of an average of 29.9 new generation OSVs and 5.9 MPSVs. With an assumed average of 36.0 new generation OSVs projected to be stacked during fiscal 2020, the Company’s active fleet for fiscal 2020 is expected to be comprised of an average of 30.0 new generation OSVs and 9.0 MPSVs.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $36.0 million to $41.0 million for the first quarter of 2019, and $155.0 million to $170.0 million for the full-year 2019. Reflected in the cash opex guidance ranges above are the anticipated continuing results of several cost containment measures initiated by the Company since the fourth quarter of 2014 due to prevailing market conditions, including, among other actions, the stacking of vessels on various dates from October 1, 2014 through December 31, 2018, as well as company-wide headcount reductions and across-the-board pay-cuts for shoreside and vessel personnel. The Company reactivated one 240 class OSV and one MPSV during the first quarter of 2019. The Company may choose to stack or reactivate additional vessels as market conditions warrant. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur in connection with the potential relocation of more of its vessels into international markets or back to the GoM, and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expense. G&A expense is expected to be in the approximate range of $11.5 million to $13.5 million for the first quarter of 2019, and $45.0 million to $50.0 million for the full fiscal year 2019, inclusive of $5.8 million of stock-based compensation expense valued at our year-end 2018 10-day trailing stock price of $1.54. Future increases or decreases in such average stock price, which can be highly volatile, will commensurately impact stock-based compensation expense (and thus G&A expense) as cash-settled awards are required to be marked-to-market with cumulative catch-up adjustments at each quarter-end.
Other Financial Data. Quarterly depreciation, amortization, loss on early extinguishment of debt, net interest expense, cash income tax refunds, cash interest expense, weighted-average basic shares outstanding and weighted-average diluted shares outstanding for the first quarter of 2019 are projected to be $24.7 million, $3.6 million, $2.5 million, $18.3 million, $(0.2) million, $21.4 million, 37.8 million and 38.0 million, respectively. As a reminder, please note that GAAP requires the use of basic shares outstanding for diluted EPS when reporting a net loss. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for the full fiscal years 2019 and 2020 is provided on page 13 of this press release. The Company’s annual effective tax benefit rate is expected to be between 15.0% and 20.0% for fiscal years 2019 and 2020.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. During the first quarter of 2018, the Company notified the shipyard that was constructing the remaining two vessels in the Company’s nearly completed 24-vessel domestic newbuild program that it was terminating the construction contracts for such vessels. As of the date of termination, these two remaining vessels, both of which are 400 class MPSVs, were projected to be delivered in the second and third quarters of 2019, respectively. Due to the uncertainty of the timing and location of future construction activities, these vessels are currently projected to be delivered in the second and third quarters of 2020, respectively. The Company has conservatively projected to incur the remaining cash outlays associated with this program during fiscal 2019 and fiscal 2020, as set forth below. On October 2, 2018, the shipyard filed suit for wrongful termination against the Company in the 22nd Judicial District Court for the Parish of St. Tammany in the State of Louisiana. In December 2018, the Company responded to the lawsuit and asserted its own claims. The Company intends to vigorously defend its position and considers the shipyard’s claims to be without merit. As previously reported, the Company remains in discussions with the surety of the shipyard contracts to facilitate the completion of the construction of the vessels at a completion yard under the surety's performance bonds.
The Company owns 66 new generation OSVs and eight MPSVs as of December 31, 2018. Based on the projected MPSV in-service dates, the Company expects to own eight and ten MPSVs as of December 31, 2019 and December 31, 2020, respectively. These vessel additions result in a projected average MPSV fleet complement of 8.0, 9.0 and 10.0 vessels for the fiscal years 2019, 2020 and 2021, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1,335.0 million, of which $22.7 million and $38.2 million are currently expected to be incurred in the full fiscal years 2019 and 2020, respectively. However, the timing of these remaining construction draws remains subject to change commensurate with any potential further delays in the delivery dates of the final two newbuild vessels, as discussed above. From the inception of this program through December 31, 2018, the Company has incurred $1,274.1 million, or 95.4%, of total project costs. The Company does not expect to incur any newbuild project costs during the first quarter of 2019.
Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2017, 2018, 2019 and 2020. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend or maintain a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its fleet of vessels will be approximately $36.0 million and $21.6 million for the full fiscal years 2019 and 2020, respectively. These cash outlays are expected to be incurred over 449 and 337 days of aggregate commercial downtime in 2019 and 2020, respectively, during which the applicable vessels will not earn revenue.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 12 of this press release for a summary, by period, of historical and projected data for other capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2018, 2019 and 2020. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related capital expenditures, including vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and commercial-related intangibles; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous commercial-related capital expenditures and non-vessel capital expenditures to be approximately $0.8 million and $0.5 million, respectively, for the full fiscal years 2019 and 2020, respectively.
Liquidity Outlook
As of December 31, 2018, the Company had a cash balance of $224.9 million, which represents a sequential increase of $116.8 million, and reflects the year-end draw of the remaining $136.7 million available under the Company’s first-lien term loan agreement. The Company projects that, even with the currently depressed operating levels, cash generated from operations together with cash on hand should be sufficient to fund its operations and commitments through at least March 31, 2020. However, absent the combination of a significant recovery of market conditions such that cash flow from operations were to increase materially from projected levels, coupled with the refinancing and/or further management of its funded debt obligations, the Company does not currently expect to have sufficient liquidity to repay the remaining balance of its 5.875% Senior Notes and its 5.000% Senior Notes as they mature in fiscal years 2020 and 2021, respectively. The Company remains fully cognizant of the challenges currently facing the offshore oil and gas industry and continues to review its capital structure and assess its strategic options.
Conference Call
The Company will hold a conference call to discuss its fourth quarter 2018 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, February 14, 2019. To participate in the call, dial (412) 902-0030 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “Investors” homepage of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “Investors” homepage of the Company’s website. Additionally, a telephonic replay will be available through February 28, 2019, and may be accessed by calling (201) 612-7415 and using the pass code 13686287#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “Investors” homepage of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 74 vessels primarily serving the energy industry and expects to add two ultra high-spec MPSV newbuilds to its fleet in 2020.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including impacts from changes in oil and natural gas prices in the U.S. and worldwide; continued weakness in demand and/or pricing for the Company’s services through and beyond the maturity of any of the Company’s long-term debt; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or vessel management contracts or failures to finalize commitments to charter or manage vessels; continued weak capital spending by customers on offshore exploration and development; the inability to accurately predict vessel utilization levels and dayrates; sustained weakness in the number of deepwater and ultra-deepwater drilling units operating in the GoM or other regions where the Company operates; the Company’s inability to successfully complete the final two vessels of its current vessel newbuild program on-budget, including any failure or refusal by the issuer of performance bonds to cover cost overruns that may result at a completion shipyard; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; the government’s cancellation or non-renewal of the management, operations and maintenance contracts for non-owned vessels; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; disputes with customers; bureaucratic, administrative or operating barriers that delay vessels in foreign markets from going on-hire; administrative or political barriers to exploration and production activities in Mexico or Brazil; disruption in the timing and/or extent of Mexican offshore activities or changes in law or policy in Mexico that restricts further development of its offshore oilfields; age or other restrictions imposed on the Company’s vessels by customers; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure and field development demand in the GoM and other markets affecting the Company’s MPSVs; sustained vessel over-capacity for existing demand levels in the markets in which the Company competes; economic and geopolitical risks; weather-related risks; upon a return to improved operating conditions, the shortage of or the inability to attract and retain qualified personnel, when needed, including vessel personnel for active vessels or vessels the Company may reactivate or acquire; any success in unionizing any of the Company’s U.S. fleet personnel; regulatory risks; the repeal or administrative weakening of the Jones Act or adverse changes in the interpretation of the Jones Act; changes in law or policy in Mexico affecting the Company's Mexican registration of vessels there; administrative or legal changes in Mexican cabotage laws; other changes in Mexico as a result of the recent Presidential election there; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; other industry risks; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs; the inability to repatriate foreign-sourced earnings and profits; the possible loss or material limitation of the Company's tax net operating loss carryforwards and other attributes due to a change in control, as defined in Section 382 of the Internal Revenue Code; or the inability of the Company to refinance or otherwise retire certain funded debt obligations that come due in 2019, 2020 and 2021; the potential for any impairment charges that could arise in the future and that would reduce the Company’s consolidated net tangible assets which, in turn, would further limit the Company’s ability to grant certain liens, make certain investments, and incur certain debt permitted under the Company’s senior notes indentures and term loan agreements; or an adverse decision in any potential dispute involving the permissibility of the recent exchange of 2020 senior notes for second-lien term loans due February 2025. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, lack of liquidity in the capital markets or an increase in interest rates, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual lenders to provide funding under the Company’s current or future debt facilities, if and when required. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected and, if sufficiently severe, could result in noncompliance with certain covenants of the Company’s existing indebtedness. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenues	$53,917	$58,468	$56,241	$212,404	$191,412
Costs and expenses:
Operating expenses	38,612	38,203	31,152	147,642	120,537
Depreciation and amortization	27,574	27,568	28,400	108,668	111,901
General and administrative expense	3,275	15,134	11,024	43,530	47,597
	69,461	80,905	70,576	299,840	280,035
Gain (loss) on sale of assets	5	25	57	59	(121)
Operating loss	(15,539)	(22,412)	(14,278)	(87,377)	(88,744)
Other income (expense):
Gain on early extinguishment of debt	—	—	—	—	15,478
Interest income	535	531	891	2,228	2,203
Interest expense	(16,672)	(16,548)	(12,170)	(63,566)	(51,364)
Other income (expense), net [1]	12	23	(233)	(29)	(396)
	(16,125)	(15,994)	(11,512)	(61,367)	(34,079)
Loss before income taxes	(31,664)	(38,406)	(25,790)	(148,744)	(122,823)
Income tax benefit	(7,469)	(7,223)	(119,548)	(29,621)	(150,244)
Net income (loss)	$(24,195)	$(31,183)	$93,758	$(119,123)	$27,421
Earnings per share
Basic earnings (loss) per common share	$(0.64)	$(0.83)	$2.53	$(3.18)	$0.74
Diluted earnings (loss) per common share	$(0.64)	$(0.83)	$2.48	$(3.18)	$0.73
Weighted average basic shares outstanding	37,596	37,595	37,049	37,508	36,858
Weighted average diluted shares outstanding [2]	37,596	37,595	37,864	37,508	37,664

Other Operating Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Offshore Supply Vessels:
Average number of new generation OSVs [3]	66.0	66.0	62.0	64.5	62.0
Average number of active new generation OSVs [4]	28.4	26.3	18.5	23.9	19.2
Average new generation OSV fleet capacity (deadweight) [3]	238,845	238,783	220,072	231,715	220,072
Average new generation OSV capacity (deadweight)	3,619	3,618	3,550	3,593	3,550
Average new generation utilization rate [5]	30.8%	26.1%	24.1%	26.3%	23.1%
Effective new generation utilization rate [6]	71.7%	65.4%	81.0%	70.9%	75.2%
Average new generation dayrate [7]	$19,272	$19,446	$18,964	$19,150	$20,250
Effective dayrate [8]	$5,936	$5,075	$4,570	$5,036	$4,678
Balance Sheet Data (unaudited):

	As of December 31, 2018	As of December 31, 2017
Cash and cash equivalents	$224,936	$186,849
Working capital	138,386	199,579
Property, plant and equipment, net	2,434,829	2,501,013
Total assets	2,764,637	2,768,878
Total short-term debt	96,311	—
Total long-term debt	1,123,625	1,080,826
Stockholders' equity	1,307,922	1,437,924

Cash Flow Data (unaudited):

	Twelve Months Ended
	December 31, 2018	December 31, 2017
Cash used in operating activities	$(42,352)	$(14,658)
Cash used in investing activities	(52,524)	(21,300)
Cash provided by financing activities	133,805	6,226

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Vessel revenues	$43,751	$49,401	$47,641	$175,767	$158,466
Non-vessel revenues [9]	10,166	9,067	8,600	36,637	32,946
Total revenues	$53,917	$58,468	$56,241	$212,404	$191,412
Operating loss	$(15,539)	$(22,412)	$(14,278)	$(87,377)	$(88,744)
Operating deficit	(28.8%)	(38.3%)	(25.4%)	(41.1%)	(46.4%)
Components of EBITDA [10]
Net income (loss)	$(24,195)	$(31,183)	$93,758	$(119,123)	$27,421
Interest expense, net	16,137	16,017	11,279	61,338	49,161
Income tax benefit	(7,469)	(7,223)	(119,548)	(29,621)	(150,244)
Depreciation	24,805	24,843	24,695	98,927	98,733
Amortization	2,769	2,725	3,705	9,741	13,168
EBITDA [10]	$12,047	$5,179	$13,889	$21,262	$38,239
Adjustments to EBITDA
Stock-based compensation expense	$(5,230)	$4,169	$1,259	$3,692	$6,999
Interest income	534	531	891	2,228	2,203
Adjusted EBITDA [10]	$7,351	$9,879	$16,039	$27,182	$47,441
EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$12,047	$5,179	$13,889	$21,262	$38,239
Cash paid for deferred drydocking charges	(3,706)	(3,882)	(1,113)	(10,939)	(8,063)
Cash paid for interest	(19,441)	(10,724)	(12,166)	(59,469)	(52,194)
Cash (paid for) refunds of income taxes	(9)	(283)	10,086	(942)	9,042
Changes in working capital	(4,969)	12,385	2,645	4,259	2,742
Stock-based compensation expense	(5,230)	4,169	1,259	3,692	6,999
Gain on early extinguishment of debt	—	—	—	—	(15,478)
Loss (gain) on sale of assets	(5)	(25)	(57)	(59)	121
Changes in other, net	4,737	(4,941)	2	(156)	3,934
Net cash provided by (used in) operating activities	$(16,576)	$1,878	$14,545	$(42,352)	$(14,658)

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data (unaudited):

Historical Data:
	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	3.0	4.0	4.0	13.0	13.0
Commercial downtime (in days)	178	70	60	427	191
MPSVs
Number of vessels commencing drydock activities	2.0	—	—	3.0	4.0
Commercial downtime (in days)	82	—	—	106	48

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	2.0	—	2.0
Commercial downtime (in days)	—	—	78	—	78
MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$3,706	$3,882	$1,113	$10,939	$8,063
Other vessel capital improvements	582	1,744	—	6,399	940
	4,288	5,626	1,113	17,338	9,003
Other Capital Expenditures:
Commercial-related capital expenditures	38	69	388	5,516	747
Non-vessel related capital expenditures	24	26	84	131	1,552
	62	95	472	5,647	2,299
	$4,350	$5,721	$1,585	$22,985	$11,302
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$26	$913	$3,163	$1,427	$8,668
Vessel acquisitions	—	—	—	36,868	—
	$26	$913	$3,163	$38,295	$8,668

Forecasted Data [12]:
	1Q 2019E	2Q 2019E	3Q 2019E	4Q 2019E	2019E	2020E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	4.0	2.0	3.0	5.0	14.0	9.0
Commercial downtime (in days)	88	61	94	83	326.0	289
MPSVs
Number of vessels commencing drydock activities	2.0	2.0	1.0	—	5.0	1.0
Commercial downtime (in days)	27	17	39	40	123.0	48

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—
MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$7.8	$8.3	$8.8	$5.9	$30.8	$19.3
Other vessel capital improvements	0.7	2.2	1.3	1.0	5.2	2.3
	8.5	10.5	10.1	6.9	36.0	21.6
Other Capital Expenditures:
Commercial-related capital expenditures	0.2	—	—	—	0.2	—
Non-vessel related capital expenditures	0.3	0.1	0.1	0.1	0.6	0.5
	0.5	0.1	0.1	0.1	0.8	0.5
	$9.0	$10.6	$10.2	$7.0	$36.8	$22.1
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$—	$—	$11.6	$11.1	$22.7	$38.2

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels and Tax Rate)
Forward Guidance of Selected Data (unaudited):

	1Q 2019E Avg Vessels	Full-Year 2019E Avg Vessels	Full-Year 2020E Avg Vessels
Fleet Data (as of 13-Feb-2019):

New generation OSVs - Active	29.7	29.9	30.0
New generation OSVs - Stacked [13]	36.3	36.1	36.0
New generation OSVs - Total	66.0	66.0	66.0

New generation MPSVs - Active	5.7	5.9	9.0
New generation MPSVs - Stacked	2.3	2.1	—
New generation MPSVs - Total	8.0	8.0	9.0
Total	74.0	74.0	75.0

	1Q 2019E Range		Full-Year 2019E Range
	Low [14]	High [14]	Low [14]	High [14]
Cost Data:
Operating expenses	$36.0	$41.0	$155.0	$170.0
General and administrative expense[15]	11.5	13.5	45.0	50.0

	1Q 2019E	2Q 2019E	3Q 2019E	4Q 2019E	2019E	2020E
Other Financial Data:
Depreciation	$24.7	$24.7	$24.6	$24.4	$98.4	$101.7
Amortization	3.6	3.5	3.8	4.3	15.2	20.1
Loss on early extinguishment of debt	2.5	—	—	—	2.5	—
Interest expense, net:
Interest expense [16]	$19.7	$20.3	$20.5	$20.1	$80.6	$69.0
Incremental non-cash OID interest expense [17]	1.0	1.0	0.7	—	2.7	—
Amortization of deferred gain [18]	(1.2)	(1.5)	(1.5)	(1.6)	(5.8)	(6.4)
Capitalized interest	—	—	(3.8)	(4.0)	(7.8)	(6.4)
Interest income	(1.2)	(1.1)	(0.8)	(0.5)	(3.6)	n/a
Total interest expense, net	$18.3	$18.7	$15.1	$14.0	$66.1	n/a

Income tax benefit rate	17.5%	17.5%	17.5%	17.5%	17.5%	17.5%
Cash paid for (refunds of) income taxes	$(0.2)	$1.1	$(3.1)	$1.5	$(0.7)	$4.0
Cash paid for interest [16]	21.4	16.2	22.0	16.9	76.5	69.2
Weighted average basic shares outstanding	37.8	37.9	38.0	38.0	37.9	38.2
Weighted average diluted shares outstanding [19]	38.0	38.0	38.1	38.1	38.0	38.2

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
Due to net losses for the three and twelve months ended December 31, 2018, and the three months ended September 30, 2018, the Company excluded the dilutive effect of equity awards representing the rights to acquire 529, 583, and 529 shares of common stock, respectively, because the effect was anti-dilutive. For the three and twelve months ended December 31, 2017, the company had 185 anti-dilutive stock options. Stock options are anti-dilutive when the exercise price of the options is greater than the average market price of the common stock for the period or when the results from operations are a net loss. As of December 31, 2018, September 30, 2018 and December 31, 2017, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]
The Company owned 66 new generation OSVs as of December 31, 2018, including the four OSVs acquired from Aries Marine in May 2018. Excluded from this data are eight MPSVs owned by the Company and four non-owned vessels operated by the Company for the U.S. Navy.

[4]
In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates since October 1, 2014. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are based on a 365-day year for all active and stacked vessels. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the average new generation utilization rate for the respective period.

[9]
Represents revenues from shore-based operations, vessel-management services related to non-owned vessels, including from the O&M contract with the U.S. Navy, and ancillary equipment rentals, including from ROVs.

[10]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes EBITDA provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company has also historically made certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, stock-based compensation expense and interest income, or Adjusted EBITDA, to internally evaluate its performance based on the computation of ratios used in certain financial covenants of its credit agreements with various lenders. The Company believes that such ratios can, at times, be material components of financial covenants and, when applicable, failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.
Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.
Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative relocation of vessels from one geographic market to another.

[12]	The capital expenditure amounts included in this table are anticipated cash outlays before the allocation of construction period interest, as applicable.

[13]
As of February 13, 2019, the Company’s inactive fleet of 36 new generation OSVs that were “stacked” was comprised of the following: eleven 200 class OSVs, twenty-two 240 class OSVs and three 265 class OSVs.

[14]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[15]
The Company’s forward guidance for general and administrative expense includes an estimate of stock-based compensation expense for outstanding equity-settled and cash-settled awards. Such expense for outstanding cash-settled awards is re-measured quarterly based on a 10-day trailing average stock price prior to each quarter-end. As of December 31, 2018, the 10-day trailing average stock price was $1.54 per share. Future increases or decreases in such average stock price can be highly volatile and will commensurately impact stock-based compensation expense (and thus G&A expense) as cash-settled awards are required to be marked-to-market with cumulative catch-up adjustments at each quarter-end.

[16]
Interest on the Company’s first-lien term loan is variable based on changes in LIBOR, or the London Interbank Offered Rate. The guidance included in this press release related to such facility is based on industry estimates of LIBOR in future periods as of February 13, 2019. Actual results may differ from this estimate. Interest expense on all of the Company’s other funded debt is fixed at rates set forth in the indentures governing such notes.

[17]	Represents incremental imputed non-cash OID interest expense required by accounting standards pertaining to the Company’s 1.500% convertible senior notes due 2019.

[18]
Represents the non-cash recognition of the $20.7 million gain on the debt-for-debt exchange associated with the Company’s first-lien term loan and the $19.7 million gain on the debt-for-debt exchange associated with the Company’s second-lien term loan. Such amounts are being deferred and amortized prospectively as yield adjustments to interest expense as required by GAAP under debt modification accounting.

[19]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% convertible senior notes. Warrants related to the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53.

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